Exhibit 99.2

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Announces the Promotion of Patrick Bannon; Thomas Crainer Retirement

Oxford, CT- Friday, November 3, 2017- RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the promotion of Patrick Bannon to Vice President and General Manager and the retirement of Tom Crainer as Vice President and General Manager. Tom will continue supporting the role over the next several months to facilitate a smooth transition.

Pat Bannon is a 26-year veteran of RBC Bearings with extensive operating experience. Today he is responsible for the business management as well as manufacturing operations of a number of our most significant business units. Pat has a Bachelor of Science degree in Mechanical Engineering with High Distinction from Worcester Polytechnic Institute.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer said, “Pat is a valuable part of the RBC Bearings team and has held increasing levels of responsibilities over the last 26 years, dating back to our recruitment of Pat directly out of Worcester Polytechnic. Pat has proven himself to be an outstanding manufacturing operator and has driven continued operational improvement, top line growth and strong profitability in the plants he has managed.”

“On behalf of the entire organization, I want to thank Tom Crainer for his guidance, leadership, expertise, and dedication to the Company. Tom has been instrumental to RBC Bearings’ success and we all wish him the best in his retirement next year.”

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

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